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FROM:    SIERRA PACIFIC RESOURCES                       TO:  PRNEWSWIRE
         MARK RUELLE                                         US1
         (775) 834-5400                                      (415) 543-3555
         RICH ATKINSON                                       5 MAY 2000
         (775) 834-4358


     (Reno) - Sierra Pacific Resources (NYSE: SRP) today reported net income of $18.2 million for common stock for the quarter ended March 31, 2000. Net income for the same period in 1999 was $20.1 million for Sierra Pacific Resources and $4.4 million for Nevada Power, before their merger in July 1999. Basic earnings per share for the quarter were 23 cents. Included in net income was a one time pre-tax charge of $2.5 million, reflecting the company's decision to exit the retail energy sales business.

     First quarter revenues for Nevada Power Company and Sierra Pacific Power Company, the two utilities owned by Sierra Pacific Resources, increased by 7.5 and 5.2 percent, respectively, over the same period in 1999. These revenue gains were attributed mainly to continued customer growth for both companies and rate increases for Nevada Power for fuel and purchased power, offset by lower use per customer due to mild weather in Nevada. Expenses were affected by higher energy costs and were partially offset by the recognition of merger savings.

     Nevada Power operating revenues for the quarter increased by $13.6 million over first quarter 1999 to $196 million. The number of residential, commercial and industrial customers increased by 5.8, 5.0 and 5.4 percent, respectively. The cost of generated power increased by 28.6 percent due primarily to higher fuel prices and additional megawatt hours (MWh) generated. Average purchased power cost per MWh was 14.6 percent higher than in 1999, offset by lower MWh purchases. Other

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operating and maintenance expenses decreased by 16.6 percent from 1999 mainly due to efficiencies resulting from the merger and lower plant maintenance costs. Lower non-cash Allowance for Funds Used During Construction (AFUDC) of $1.8 million, due primarily to the completion of the Crystal Transmission Project, also contributed to lower income.

     Sierra Pacific Power Company operating revenues for the quarter increased by $10.1 million over first quarter 1999 to $202.7 million. Electric revenues, as adjusted, increased by 6.1 percent over 1999 due to customer growth and to greater low-margin wholesale sales. Gas revenues were 8.4 percent lower than in 1999 due to mild weather, partially offset by increased customers. The cost of purchased and generated power increased by 17.3 percent primarily as a result of higher prices. The average cost of gas purchased for utility retail sales increased by 13.6 percent over 1999, offset by lower decatherms purchased resulting from mild weather. Other operating and maintenance expenses, adjusted for a reclassification to revenue, decreased by 3.6 percent due mainly to efficiencies resulting from the merger and lower plant maintenance costs.

     Headquartered in Reno, Nev., Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Co., the electric utility for southern Nevada, and Sierra Pacific Power Co., the electric utility for most of northern Nevada and the Lake Tahoe area of California, and a natural gas and water distributor in the Reno - Sparks area. Other subsidiaries include the Tuscarora Gas Pipeline Co., which owns 50 percent interest in an interstate natural gas transmission partnership and Sierra Pacific Communications, a telecommunications company.

     Sierra Pacific announced in November that it will be acquiring Portland General Electric for $2.1 billion from Enron Corp. The proposed transaction, which is subject to customary regulatory approvals, is expected to close in the second half of 2000 and will increase Sierra Pacific's customer base by 700,000.

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                            SIERRA PACIFIC RESOURCES
                              FINANCIAL HIGHLIGHTS
                  (In thousands, except for per share amounts)


                                                       FIRST QUARTER
                                             ----------------------------------

                                                2000                     1999
                                                ----                     ----

Revenues                                     $  402,898             $  182,433

Operating Expenses                           $  342,198             $  161,472

Net Income Available
  for Common                                 $   18,178             $    4,441

Average Shares Outstanding                       78,416                 51,265

Net Income Per Share                         $     0.23             $     0.09


Note:  1999 comparative numbers reflect the results of Nevada Power Company.


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